Exhibit 23.4

Giza Singer Even Ltd.
7 Jabotinsky St.
Ramat Gan, 52520, Israel

ISRAEL GROWTH PARTNERS ACQUISITION CORP.
Yahalom Tower
3a Jabotinsky St., Ramat Gan 52520
Israel

We hereby consent to the inclusion in this Registration Statement on Form F-4 and the proxy/prospectus contained therein of our fairness opinion letter dated March 11, 2008 relating to the proposed business combination between Israel Growth Partners Acquisition Corp. and Negevtech Ltd. as well as the summary of our fairness opinion letter contained therein.

/s/ Yuval Zilberstein

Yuval Zilberstein, Partner
Giza Singer Even Ltd.
July 3, 2008

GIZA-SINGER-EVEN Ltd. Financial Consulting ▶ 7 Jabotinsky St. Ramat Gan 52520, Israel ▶ Tel: +972-3-5756836 ▶ Fax: +972-3-5753089 ▶ E-mail: office@gse.co.il